Filed Pursuant to Rule 433
Registration No. 333-167637
Dated: July 7, 2011
THE TORONTO-DOMINION BANK
US$500,000,000 FLOATING RATE SENIOR MEDIUM-TERM NOTES, SERIES A, DUE 2014
FINAL TERM SHEET
DATED JULY 7, 2011
This final term sheet supplements the information set forth under the caption “Terms of the Notes” in the Preliminary Pricing Supplement dated July 7, 2011, the caption “Description of the Notes We May Offer” in the Prospectus Supplement dated June 22, 2011 and the caption “Description of the Debt Securities” in the Short Form Base Shelf Prospectus dated July 7, 2010.

Issuer:	The Toronto-Dominion Bank

Issue:	Floating Rate Senior Medium-Term Notes, Series A, due 2014

Expected Ratings[1]:	Moody’s Investors Service: Aaa / Standard & Poor’s: AA-

Principal Amount:	US$500,000,000

Issue Price:	100.00%

Trade Date:	July 7, 2011

Settlement Date (T+5)[2]:	July 14, 2011 (DTC)

Maturity Date:	July 14, 2014

Minimum Denomination:	US$2,000 and multiples of US$1,000

Base Rate:	USD LIBOR

Index Maturity:	Three months

Spread:	+30 basis points

Commissions:	0.25%

Interest Payment Dates:	Quarterly, on January 14, April 14, July 14 and October 14 of each year, beginning October 14, 2011.

[1]	A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

[2]	Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the pricing date or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Interest Determination Date:	The second London business day preceding the applicable Interest Reset Date.

Record Dates for Interest Payments:	The fifteenth calendar day prior to the applicable Interest Payment Date.

Day Count Fraction:	Actual/360

Optional Redemption by Holders of Notes:	None

Optional Redemption by the Issuer for Tax Reasons:
In certain circumstances where the Issuer has or will become obligated to pay additional amounts (as described in the applicable pricing supplement), the Issuer may, at its option, redeem the Notes in whole, but not in part, at any time before maturity, after giving not less than 15 nor more than 45 calendar days’ notice to the trustee under the indenture and to the holders of the Notes, at a redemption price equal to 100% of their principal amount together with accrued interest, if any, to, but excluding, the redemption date.

Listing:	None

Joint Lead Managers:	TD Securities (USA) LLC Goldman, Sachs & Co. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC

Co-Managers:
BMO Capital Markets Corp.
CIBC World Markets Corp.
Credit Suisse Securities (USA) LLC
Desjardins Securities Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Lloyds Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
National Bank of Canada Financial Inc.
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
UBS Securities LLC
Wells Fargo Securities, LLC

CUSIP / ISIN:	89114Q AC2 / US89114QAC24
The Toronto-Dominion Bank (the “Issuer”) has filed a registration statement (including a prospectus supplement and a short form base shelf prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the joint lead managers will arrange to send you the pricing supplement, when available, the prospectus supplement, and the short form base shelf prospectus if you request them by contacting TD Securities (USA) LLC at 1-800-263-5292, Goldman, Sachs & Co. at 1-866-471-2526,Citigroup Global Markets Inc. toll- free at 1-877-858-5407, or Morgan Stanley & Co. LLC at 1-866-718-1649.